Exhibit 5.1


     (513)  345-5767


                                   March  22,  1999


Pomeroy  Computer  Resources,  Inc.
1020  Petersburg  Road
Hebron,  Kentucky  41048

Gentlemen:

     Reference is made to your Registration Statement on Form S-8 filed with the Securities and Exchange Commission with respect to the 1998 Employee Stock Purchase Plan (the "Plan") and the potential sale of certain authorized but unissued common shares, par value $.01, reserved for issuance under the Plan by Pomeroy Computer Resources, Inc. (the "Company"). We have examined the proceedings taken to organize the Company, its Certificate of Incorporation, its By-laws, the Proceedings of its Directors and Shareholders and the applicable provisions of the corporation laws of the State of Delaware under which the Company was incorporated and such other documents as we have deemed necessary to render this Opinion.

     Based  upon  the  foregoing,  we  are  of  the  opinion  that:

     1. The Company is a corporation duly organized and in good standing under the laws of the State of Delaware, having an authorized capital stock consisting of fifteen million (15,000,000) common shares, par value $.01 and two million (2,000,000) preferred shares, par value $.01.

     2. The Company has reserved for issuance under the 1998 Employee Stock Purchase Plan 100,000 common shares, par value $.01. Upon proper exercise of any rights granted under the Plan, such shares, when issued, will be validly issued and outstanding, fully paid and non-assessable.

     3. The Company has full right, power and authority to issue and deliver the common shares issuable upon exercise of all rights under the Plan.

     4. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                                   Very  truly  yours,

                                   LINDHORST  &  DREIDAME


                                   s/  James  H.  Smith,  III
                                   --------------------------
                                   James  H.  Smith  III

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